Janet L. Stott
Senior Vice President
Business Affairs

SHOWTIME

Showtime Networks Inc.
A VIACOM COMPANY
10880 Wilshire Blvd.
Suite 1000
Los Angeles, CA 90024
310.234.5202
310.220.8848 Direct Fax
310.234.5397 Dept. Fax

VIA FACSIMILE and US MAIL

September 9, 2005

View Film
c/o United Talent Agency
9560 Wilshire Blvd.
Suite 500
Beverly Hills, CA 90212
Attn: Hayden Meyer

RE: "SEXUAL HEALING" fka "UNTITLED COUPLES THERAPY PROJECT"
PICKUP NOTICE

Gentlemen:

Reference is made to the Agreement dated February 10, 2005 ("Agreement") between View Film ("Producer") and Showtime Networks Inc. ("Showtime") with respect to the above-referenced 60 minute series ("Series").

Pursuant to Paragraph 6 of the Agreement, Showtime hereby exercises its option to order production of the first year of the Series on the following basis:

1. The order shall be for eight new episodes at the episodic fee of $375,000 plus the Presentation, which Producer shall complete for the additional sums described below.

2. Showtime shall have no obligation to pay any portion of any per episode purchase price until January 1, 2006. However prior to such date, and depending on the parties' further discussions concerning an appropriate delivery date for the first episode Showtime shall consider in good faith an advance of $100,000 to $125,000 to cover certain casting costs in the fourth quarter of 2005.

3. In connection with Producer's completion and delivery of an airable version of the Presentation, Showtime shall pay Producer the lesser of (i) $375,000 minus sums paid by Showtime to date or (ii) the sum of (1) all amounts paid by SNI to date, (2) all amounts contributed by Producer to production of the Presentation (currently estimated at $30,000), (3) $75,000 towards producer and talent fees and (4) subject to Showtime's approval of a post-production budget, the out of pocket costs necessary to complete and deliver the Presentation in airable form ("Approved Completion Costs"). The amounts set forth at clauses (2) and (3) of the preceding sentence shall

be paid upon execution of the longform agreement discussed below and required by Paragraph 6.c. of the Agreement, and the Approved Completion Costs shall be paid per a cash flow mutually agreed between the parties so that Producer is not out of pocket when such costs are paid for.

4. If Showtime exercises its option to order a second telecast year, Showtime shall pay Producer a pickup bonus of $75,000 promptly following such exercise.

5. The per episode purchase price for the second telecast year, if ordered, shall be 110% of the first telecast year.

6. The pickup date for all telecast years following the first shall be December 31 of the applicable year.

7. Producer's share of contingent compensation shall be 20% of 100% of MAGR in lieu of the 15% provided for in the Agreement.

8. Producer and Showtime shall share any amounts derived from product integration in the Series on a 50/50 basis. All integration agreements shall be approved by both parties in their absolute discretion.

As the above represents modifications of the Agreement, please indicate your acceptance of each of the above provisions by signing below and returning a copy of this letter to me at your earliest convenience. All other terms of the Agreement, including with respect to negotiation of a longform as provided at Paragraph 6.c. thereof, are and shall remain in full force and effect.

Very truly yours,

Janet Stott
For SHOWTIME NETWORKS INC.

AGREED AND ACKNOWLEDGED:

VIEW FILMS

By ______________________________
Its ______________________________